Exhibit 2.2

CONSENT TO ASSIGNMENT

Reference is made to that certain Agreement and Plan of Merger, dated as of September 5, 2005 (the “Merger Agreement”), by and among Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership (the “Assignor”), ARH Mortgage Inc., a Delaware corporation (“ARH”), and United Financial Mortgage Corp., an Illinois corporation (“UFMC”), concerning the acquisition of UFMC by ARH through the merger of a wholly-owned subsidiary of ARH with and into UFMC, with UFMC being the surviving corporation.

On the date hereof, the Assignor entered into that certain Stock Purchase, Assignment and Assumption Agreement with WDM Fund, L.P., a Delaware limited partnership (“WDM Fund”) (an executed copy of which is attached as Exhibit A hereto, the “Assignment”), pursuant to which, subject to the execution and delivery of this Consent to Assignment, the Assignor agreed to assign to WDM Fund all of its rights, benefits, privileges and interests in and to the Merger Agreement, and WDM Fund agreed to such assignment and agreed to assume all of the Assignor’s burdens, obligations and liabilities under the Merger Agreement.

In accordance with Section 9.11 of the Merger Agreement, and subject to, and conditioned upon, the continuing accuracy and enforceability by UFMC of the agreements and acknowledgements set forth in the following paragraph and the delivery of a Consent to Assignment by ARH, UFMC hereby: (i) consents to the Assignment, to be effective as of such time as set forth in the Assignment; and (ii) acknowledges that the Assignor has complied fully with all of the requirements set forth in Section 9.11 of the Merger Agreement.

In order to induce UFMC to execute and deliver this Consent to Assignment, each of WDM Fund and the Assignor hereby agrees and acknowledges that: (i) the consent and acknowledgement contained herein shall in no event constitute a release by UFMC of the Assignor’s burdens, obligations and liabilities under the Merger Agreement; (ii) the Assignment shall not eliminate, limit, diminish or otherwise reduce any rights of UFMC against the Assignor under the Merger Agreement, except to the extent that the obligations of the Assignor under the Merger Agreement are actually performed by WDM Fund in accordance with the Merger Agreement and the Assignment; (iii) notwithstanding the Assignment, the Assignor shall remain bound by, and subject to, all of the duties, obligations, terms, provisions, covenants, burdens and liabilities under the Merger Agreement (including the obligations to pay and discharge all of the liabilities of the Assignor), except to the extent that such duties, obligations, terms, provisions, covenants, burdens and liabilities of the Assignor are actually performed or complied with by WDM Fund in accordance with the Merger Agreement and the Assignment; and (iv) all transfer, documentary, sales, use, stamp, registration and other such taxes, if any, and all conveyance fees, recording charges and other fees and charges, if any (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by the Assignment shall be borne by WDM Fund.

In recognition of the Assignment consented to hereby, and in accordance with the request of the Assignor, Section 9.06 of the Merger Agreement shall hereby include the following:

If to WDM Fund:

WDM Fund, L.P.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention: Andrew Dwyer
Portfolio Manager

with a copy to:

Thacher Proffitt & Wood llp
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow. Esq.

THIS AGREEMENT SHALL BE GOVERNED IN ACCORDANCE WIH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPALS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[signature page follows]

Dated: September 30, 2005

United Financial Mortgage Corp.

By:	/s/ Steve Y. Khoshabe
Steve Y. Khoshabe
President and Chief Executive Officer

Airlie Opportunity Master Fund, Ltd.

By:	/s/ Andrew Dwyer
Andrew Dwyer
Portfolio Manager

WDM Fund, L.P.

By:	/s/ Andrew Dwyer
Andrew Dwyer
Portfolio Manager